CROSS RECEIPT AND AGREEMENT


      Agreement and cross receipt between JNC Opportunity Fund Ltd. ("JNC") and Coyote Network Systems, Inc., a Delaware corporation (the "Company"). JNC hereby acknowledges receipt of $4,000,000 and a warrant (the "Warrant") for 325,000 shares of the Company's common stock and the Company hereby acknowledges receipt of the certificate for 700 shares of 5% Series A Convertible Preferred Stock (the "Series A"), of which the Company will retire 100 shares. The Company hereby agrees to promptly issue to JNC a certificate representing the 600 shares of Series A remaining after the redemption of the 100 shares referred to above.

1. JNC and the Company hereby agree that, notwithstanding anything to the contrary contained in the Certificate of Designations as to the Series A:

     (a) JNC hereby waives any defaults under the Purchase Agreement and the Registration Rights Agreement for purposes of Section 5(a)(ii);

     (b) Sections 5(a) (iv) and 5(c)(i) of the Certificate of Designations shall be of no further force or effect, the Conversion Price shall be $6.00 per share and shall be subject to adjustment only for the events referred to in Section 5(c)(ii), (iii) and (v) of the Certificate of Designations (and shall not be subject to any other price adjustments, including, without limitation, those set forth in Section 5(c)(i), 5(c)(iv) and 5(c)(x)(i)) and the Company shall only be required to reserve an adequate number of shares for issuance upon conversion based upon such price, as so adjusted, notwithstanding the parenthetical in Section 5(d); and

     (c) If, an event described in Section 8(b) of the Warrant occurs, JNC shall have equivalent rights with respect to any subsequent conversion of the Series A as it has with respect to exercise of the Warrant under such Section 8(b).

     (d) Section 7 of the Certificate of Designations shall be of no further force and effect.

     (e) All references to the Initial Conversion Price shall be deemed references to $6.00 per share.

2. JNC agrees that it shall not sell, assign, transfer, give away or otherwise dispose of the Series A, except to a party which expressly agrees in writing to be bound by the provisions of this Agreement and JNC hereby agrees to the placement of a legend on the certificate representing the Series A to the foregoing effect.

3. Capitalized terms not otherwise defined herein shall have their meanings from the Certificate of Designations.

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4.   The Company agrees that JNC shall have the same  registration  rights as to the shares underlying the Series A as it does for the shares of common stock underlying the Warrant and that, in connection with any such registration, JNC shall be entitled to receive and shall give to the Company, the benefit of the indemnification and contribution provisions contained in Section 5 of the Registration Rights Agreement referred to below as if such registration was covered by such agreement.

5. The parties further hereby acknowledge and agree that the Registration Rights Agreement between JNC and the Company, dated August 31, 1998, is hereby terminated and of no further force and effect, except as set forth in Section 4 above.

6. In connection with its receipt of the Warrant, JNC hereby represents and warrants to the Company as follows:

     (a) JNC is acquiring the Warrant for its own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof;

     (b) By virtue its position, JNC has access to the same kind of information which would be available in a registration statement filed under the Securities Act of 1933, as amended (the "Act");

     (c) JNC is an "accredited investor" within the meaning of Regulation D under the Act;

     (d) JNC understands that it may not sell or otherwise dispose of the Series A, the Warrant or the underlying common stock in the absence of either a registration statement under the Act or an exemption from the registration provisions of the Act; and

     (e) The certificates representing the Series A and the Warrant may contain a legend to the effect of (d) above.

7. The Company hereby restates to JNC the following representations and warranties from the Convertible Preferred Stock Purchase Agreement between JNC and the Company, dated August 31, 1998, as modified as set forth below, as of the date hereof:

     (a)  The first sentence of Section 2.1(a);

     (b) Sections 2.1(b) and 2.1(e) as if the Warrant and this Agreement were the "Transaction Documents" referred to therein;

     (c) The first and last sentence of Section 2.1(d) as if the "Warrant" and the "Underlying Shares" referred to therein were the Warrant and the shares of common stock underlying the Warrant.


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      IN WITNESS  WHEREOF,  the parties  hereby  execute this cross  receipt and agreement as of this 27th day of May 1999.

                                  COYOTE NETWORK SYSTEMS, INC.


                                  By:    /s/ Daniel W. Latham
                                         ______________________________
                                         Daniel W. Latham



                                  JNC OPPORTUNITY FUND LTD.


                                  By:    /s/ Neil T. Chau
                                         _______________________________
                                         Neil Chau, Director